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[CORAM HEALTHCARE LOGO]


FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION, CONTACT:

DECEMBER 28, 2000                                       KURT DAVIS, 303-672-8830


                         CORAM TO CONVERT DEBT TO EQUITY

DENVER - DECEMBER 28, 2000 - Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, today announced that Judge Mary Walrath of the U.S. Bankruptcy Court for the District of Delaware approved the Company's emergency request to allow its note holders to convert approximately $122 million in debt to equity in the form of preferred stock. This will be sufficient to maintain Coram's compliance with the public company exception under Stark II in 2001.

Judge Walrath also extended for an additional 90 days the Company's exclusive right to submit a plan of reorganization to the Court.

"We are very pleased with these timely decisions," said Coram Healthcare Corporation Chairman, President and CEO Daniel D. Crowley. "This will allow us to work on the debt restructuring process in an orderly fashion. Meanwhile, Coram's operating subsidiaries continue to generate adequate cash flow and are meeting all obligations to patients, vendors, and employees."

Under the terms of the note exchange agreement, Coram's note holders will exchange up to approximately $122 million of the principal and unpaid accrued interest of their Series A and B notes for preferred stock, which will pay a cumulative compounding annual dividend at the rate of 15 percent payable quarterly in arrears. Payments made before the effective date of a plan of reorganization will be made in additional shares of preferred stock. Payments made after the effective date of a plan of reorganization will be made in cash or in shares of common stock equal to the fair market value of the dividend payment. Subject to approval by the Court, the preferred stock may be restructured under a plan of reorganization. The final amount of preferred stock to be issued is subject to ongoing financial analysis. The preferred stock will be subject to the same covenants as the Company's Series A and B notes.

The Company's remaining Series A and B notes of approximately $136 million will be amended to reflect a maturity date of June 30, 2001 and an annual interest rate of 9 percent payable quarterly.

                                     -more-

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The preferred stock initially will have 47.5 percent of the voting rights of
Coram Inc. and will entitle the holders to select not less than three of seven directors on Coram Inc.'s Board. However, the preferred stockholders have agreed to suspend their corporate governance rights for the duration of the Chapter 11 process.

Coram filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000 with the support of the lenders holding the Company's principal debt.

Coram sought voluntary Chapter 11 bankruptcy protection based upon its inability to repay $251 million in debt due or redeemable in May 2001 and upon the need to remain in compliance with the public company exception under the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II." Despite positive cash flow and improved results from operations, the Company's stockholders' equity at December 31, 2000 would not meet the level that Stark II requires to satisfy the exception for ownership of stock in publicly-traded companies by referring physicians or their family members.

Denver-based Coram Healthcare, through its subsidiaries, including all branch offices, is a national leader in providing quality home infusion therapies and support for clinical trials, medical product development and medical informatics.

NOTE: EXCEPT FOR HISTORICAL INFORMATION, ALL OTHER STATEMENTS IN THIS PRESS RELEASE ARE "FORWARD-LOOKING" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S ACTUAL RESULTS MAY VARY MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS DUE TO IMPORTANT RISK FACTORS INCLUDING THE COMPANY'S LACK OF PROFITABILITY; UNCERTAINTIES ASSOCIATED WITH THE OUTCOMES OF CERTAIN PENDING LEGAL PROCEEDINGS, INCLUDING THE BANKRUPTCY; THE COMPANY'S SIGNIFICANT LEVEL OF OUTSTANDING INDEBTEDNESS; THE COMPANY'S ABILITY TO COMPLY WITH CERTAIN GOVERNMENT REGULATIONS; THE COMPANY'S NEED TO OBTAIN ADDITIONAL FINANCING OR EQUITY; THE COMPANY'S LIMITED LIQUIDITY; AND THE COMPANY'S DEPENDENCE UPON RELATIONSHIPS AND PRICES PAID BY THIRD-PARTY PAYORS FOR THE COMPANY'S SERVICES; AND CERTAIN OTHER FACTORS. CERTAIN RISK FACTORS ARE DESCRIBED IN GREATER DETAIL IN THE COMPANY'S FORM 10-K ANNUAL REPORT AND 10-Q QUARTERLY REPORTS AND 8-K CURRENT REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

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